Exhibit 99.1

VirnetX Calls $2 Warrants

SCOTTS VALLEY, Calif. – February 26, 2010 – VirnetX Holding Corporation, the “Company”, (NYSE Amex: VHC), a secure real-time communications and collaboration technology company, today announced that it has notified the Depository Trust & Clearing Corporation (“DTC”) that the Company exercised its rights to call those certain warrants to purchase shares of Company Common Stock with an exercise price of $2.00 per share (the “$2 Warrants”) issued pursuant to the Company’s underwritten public offering that closed on January 30, 2009.

The Company is exercising in full its call rights as set forth in Section 3 of the $2 Warrants.

Pursuant to Section 3 of the $2 Warrants, the $2 Warrants will expire in their entirety on March 11, 2010 if not earlier exercised (the “Termination Date”).

Registered Holders who wish to exercise the $2 Warrants prior to the Termination Date, should consult the information announced by DTC, or contact Carylyn Bell at Corporate Stock Transfer, Inc., the Warrant Agent for the $2 Warrants (“CST”), regarding exercise procedures.  The number to call at Corporate Stock Transfer is (303) 282-4800.

The summary description of the $2 Warrants is qualified in its entirety by the terms the $2 Warrants, the form of which was filed as an exhibit to the Registration Statement on Form S-1 filed by VirnetX on January 16, 2009 (File No. 333-153645).

About VirnetX

VirnetX Holding Corporation, a secure real-time communications and collaboration technology company, is engaged in commercializing its patent portfolio, derived from a Central Intelligence Agency security project, by developing a licensing program, as well as developing software products designed to create a secure environment for real-time communications such as instant messaging and Voice over Internet Protocol.  The Company’s patent portfolio includes over 48 U.S. and international patents and pending applications which provide the foundation for the Company’s unique GABRIEL Connection Technology. For more information, please visit www.virnetx.com

Safe Harbor Agreement

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including those under the heading "Risk Factors" in the Company's Annual Report on Form 10-K filed with the SEC on March 31, 2009 and most recently in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2009.

Contact:

Greg Wood
VirnetX Holding Corporation
831.438.8200
greg_wood@virnetx.com